As filed with the Securities and Exchange Commission on April 15, 2013.

Registration No. 333-186476

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDEPENDENCE BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

South Carolina	6021	20-1734180
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

500 East Washington Street
Greenville, South Carolina 29601
(864) 672-1776
(Address, including zip code, and telephone number, including area code, of principal executive offices)

Gordon A. Baird
Chief Executive Officer
Independence Bancshares, Inc.
500 East Washington Street
Greenville, South Carolina 29601
(864) 672-1776
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including copies of all communications sent to agent for service, should be sent to:
Neil E. Grayson
Benjamin A. Barnhill
Michael F. Johnson
Nelson Mullins Riley & Scarborough LLP
104 South Main Street, Suite 900
Greenville, South Carolina 29601
(864) 250-2235

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee (2)
Common Stock, $0.01 par value per share	2,351,250	$0.80	$1,881,000	$256.57

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a).

(2)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus

Subject to Completion: dated April 15, 2013

Up to 2,351,250 Shares of Common Stock

Independence Bancshares, Inc. (the “Company”) is the holding company for Independence National Bank, a national association organized under the laws of the United States and headquartered in Greenville, South Carolina (the “Bank”).

We are offering to the holders (“Shareholders”) of our common stock prior to the close of the Private Placement (defined below), the opportunity to purchase up to 2,351,250 shares of our common stock, $0.01 par value per share, at a price of $0.80 per share. We are conducting the offering in connection with the recent completion of a private placement pursuant to which we issued 17,648,750 shares of our common stock at $0.80 per share to certain accredited investors, including members of our board of directors, for cash proceeds of approximately $14.1 million (the “Private Placement”). We are now providing our Shareholders with an opportunity to invest in the Company at the same offering price of $0.80 per share that we offered to the investors in the Private Placement. A minimum investment of $1,000 is required to purchase shares in the offering, which requirement we may waive in our sole discretion. This is not a rights offering, and we reserve the right to accept or reject subscriptions from any Shareholders in whole or in part for any reason.

We currently anticipate that if our Shareholders oversubscribe for the offering we will allocate shares of our common stock on a pro rata basis in accordance with the Shareholders’ ownership in the Company. However, we reserve the right to allocate shares of our common stock according to other methods, including allocating shares on a “first come, first served” basis before the offering periods ends or any other method as we may determine to be appropriate under the circumstances as they may exist at the time, and to accept or reject subscriptions in whole or in part in our sole discretion. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. We will notify all subscribers within 10 business days after the earlier of the offering expiration date or the sale of all of the shares being offered in the offering whether their subscriptions have been accepted. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest, as soon as practicable. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice.

There is no minimum number of shares that must be sold or minimum subscription amount required for consummation of the offering and, as a result, if you purchase shares of common stock, you could be the only purchaser in the offering. The offering to the Shareholders will expire upon the earlier of the sale of all 2,351,250 shares of common stock or at 5:00 p.m., Eastern Standard time, on [•], 2013, unless extended for up to an additional 30 days by our board of directors, in their sole discretion (the “Expiration Date”). We do not intend to extend the Expiration Date. The offering will be made directly by us. We will not use an underwriter or selling agent.

Our common stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “IEBS”. On April [•], 2013, the closing price of our common stock as reported by the OTCBB was $[•] per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 11 to read about factors you should consider before you make your investment decision.

Shareholders who do not purchase shares of common stock in the offering may own, upon completion of the offering, a smaller proportional interest in the Company than otherwise would be the case had they purchased shares of common stock in the offering. See “Risk Factors — The Offering may reduce your ownership in the Company” for more information.

Neither the Securities and Exchange Commission (the “SEC”) nor any securities commission of any state or other jurisdiction has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

	Per Share	Total(1)
Price to Shareholders	$0.80	$1,881,000
Proceeds, before expenses, to Independence Bancshares, Inc.	$0.80	$1,881,000

(1)	Assumes the purchase 2,351,250 shares of common stock in the offering.

It is anticipated that delivery of the shares of common stock purchased in the offering will be made on or about [•], 2013.

The date of this prospectus is [•], 2013

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus.

In this prospectus, we rely on and refer to information and statistics regarding the banking industry and the banking markets in South Carolina. We obtained this market data from publicly available information.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our shares of common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to “we,” “us,” and “our” refer to Independence Bancshares, Inc. and our wholly owned subsidiary, Independence National Bank, except that in the discussion of our capital stock and related matters, these terms refer solely to Independence Bancshares, Inc. and not to its subsidiary. All references to the “Company” refer to Independence Bancshares, Inc. only, and all references to the “Bank” refer to Independence National Bank only.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital markets conditions, capital adequacy and liquidity and the effect of new accounting guidance on our financial condition and results of operations. All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “continues,” “expect,” “estimate,” “intend,” “project” and similar expressions and future or conditional verbs such as “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks described below in the “Risk Factors” section, and the following:

•	our ability to comply with our consent order, including the capital directive therein, and potential regulatory actions if we fail to comply;

•	our ability to realize recoveries or sufficient amounts on the disposition of Bank assets, including through bulk asset sales;

•	our ability to increase our non-interest income by, among other things, offering finance, payments and mobile banking services;

•	general economic conditions, either nationally or regionally and especially in our primary service area, being less favorable than expected, resulting in, among other things, a deterioration in credit quality;

•	greater than expected losses due to higher credit losses generally and specifically because losses in the sectors of our loan portfolio secured by real estate are greater than expected due to economic factors, including, but not limited to, declining real estate values, increasing interest rates, increasing unemployment, or changes in payment behavior or other factors;

•	greater than expected losses due to higher credit losses because our loans are concentrated by loan type, industry segment, borrower type, or location of the borrower or collateral;

•	the amount of our loan portfolio collateralized by real estate and weakness in the real estate market;

•	the rate of delinquencies and amount of loans charged-off;

•	the adequacy of the level of our allowance for loan losses and the amount of loan loss provisions required in future periods;

•	the rate of loan growth in recent years and the lack of seasoning of our loan portfolio;

•	our ability to attract and retain key personnel;

•	our ability to retain our existing customers, including our deposit relationships;

•	significant increases in competitive pressure in the banking and financial services industries;

•	adverse changes in asset quality and resulting credit risk related losses and expenses;

•	changes in the interest rate environment which could reduce anticipated or actual margins;

•	changes in political conditions or the legislative or regulatory environment, including but not limited to the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations adopted thereunder, changes in federal and/or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the banking and financial services industries;

•	changes occurring in business conditions and inflation;

•	increased funding costs due to market illiquidity, increased competition for funding, and/or increased regulatory requirements with regard to funding;

•	our business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, business and a negative impact on results of operations;

•	changes in deposit flows;

•	changes in technology;

•	changes in monetary and tax policies;

•	changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board and the Financial Accounting Standards Board;

•	loss of consumer confidence and economic disruptions resulting from terrorist activities or other military actions; and

•	other risks and uncertainties detailed in Part I, Item 1A of our Annual Report on Form 10-K and from time to time in our filings with the SEC.

We may not actually achieve the plans, intentions or expectations described in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations described in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from those expressed or implied by our forward-looking statements. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

You should read this prospectus and the documents that we incorporate by reference into this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PROSPECTUS SUMMARY

The following summary contains certain material information about us and this offering. Because it is a summary, it may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read this prospectus carefully, including the section entitled “Risk Factors,” and the information incorporated by reference in this prospectus, including our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2012 .

The Company

Independence Bancshares, Inc. is a South Carolina corporation organized to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act of 1996, and to own and control all of the capital stock of Independence National Bank. Independence National Bank is a national association organized under the laws of the United States and provides banking services to consumers and small- to mid-size businesses, principally in Greenville County, South Carolina. The Bank opened for business on May 16, 2005. As of December 31, 2012, the Company had total assets of $124.9 million, including total loans outstanding, net of an allowance for loan losses of $ 1.9 million, of $68.5 million, total deposits of $96.4 million, and total shareholders’ equity of $20.6 million. The Company reported a net loss of $613,036 for the year ended December 31, 2012, or $0.29 per share, compared to a net loss of $2.1 million for the year ended December 31, 2011, or $1.00 per share, and a net loss of $6.3 million for the year ended December 31, 2010, or $3.04 per share.

On November 14, 2011, the Bank entered into a consent order with the Office of the Comptroller of the Currency (the “OCC”), which, among other things, contains a requirement that the Bank maintain minimum capital levels that exceed the minimum regulatory capital ratios for “well-capitalized” banks. See “Our Consent Order” beginning on page 6 to read about our consent order, including actions the Bank has taken in response to the consent order. In addition, the Company must obtain the prior written approval of the Federal Reserve Bank of Richmond before (1) declaring or paying any dividends, (2) directly or indirectly accepting dividends or any other form of payment representing a reduction in capital from the Bank, (3) making any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities, (4) directly or indirectly, incurring, increasing or guaranteeing any debt, and (5) directly or indirectly, purchasing or redeeming any shares of its stock. Pursuant to our plans to preserve capital, the Company has no plans to undertake any of the foregoing activities.

Our primary market is Greenville County, which is located in the upstate region of South Carolina. The cities of Fountain Inn, Greenville, Greer, Mauldin, Simpsonville, and Travelers Rest make up Greenville County. Our primary focus is to fulfill the financial needs of small business owners, the legal community, the medical community, insurance agencies, and customers owning and developing income producing properties primarily in the City of Greenville and the broader Greenville metropolitan area. Independence is primarily engaged in the business of accepting demand and time deposits and providing commercial, consumer and mortgage loans to the public. The FDIC insures deposits in the Bank. Other services that the Bank offers include online banking, commercial cash management, remote deposit capture, safe deposit boxes, bank official checks, traveler’s checks, and wire transfer capabilities.

Our main office is located in the city of Greenville, one block off a major transportation artery, and provides excellent visibility for the Bank. In October 2007, we opened a full service branch on Wade Hampton Boulevard in Taylors, South Carolina. In February 2009, we opened our third full service location in Simpsonville, South Carolina at the intersection of Highways 14 and 417. These branch offices have extended the market reach of our Bank and have increased our personal service delivery capabilities to all of our customers. As of December 31, 2012, we had 25 full-time employees and two part-time employees.

We intend to use the proceeds of the offering for general corporate purposes including, without limitation, to pay expenses related to the development of future business opportunities. Future business opportunities may include traditional community banking services as well as opportunities in consumer finance, transaction processing services, digital payments and mobile banking. We also intend to augment our board of directors and management team with senior industry professionals with banking, payment, credit, technology and wireless telecommunications expertise. These executives will work with our current directors and executive officers to manage the implementation of our payments and transaction services business and to provide oversight to the Bank in core operating areas. In furtherance of the development of our future business oppportunities, we engaged Mr. Gordon A. Baird in August 2012 as a consultant to advise with respect to the development of our payments business. Mr. Baird is the managing member and founder of MPIB Holdings, LLC (“MPIB”), a company focused on digital payments, mobile banking and consumer finance. We also discussed with Mr. Baird a proposal for the Company to acquire MPIB or its assets, with the understanding that any proposal would be subject to the successful completion of the Private Placement and receipt of any necessary regulatory approvals. In September 2012, we discussed with MPIB a general framework of an acquisition involving an upfront fee that would not exceed $7 million and earn-out payments that would not exceed 7% of the revenue generated by any digital payments business over the seven-year period following the acquisition and that would commence only after our proposed digital payments business generated at least $7 million of revenue.

Once the Company successfully completed the Private Placement in December 2012, and in conjunction with its affiliated transaction policy, the Board appointed a committee of disinterested directors to engage in negotiations on behalf of the Company with Mr. Baird and MPIB. Mr. Baird has not negotiated on behalf of the Company with MPIB, and MPIB has engaged its own legal counsel to represent it in this transaction. The committee appointed for purposes of the negotiations consists of our chairman, H. Neel Hipp, Jr., and another independent director, A. Alexander McLean. We are also negotiating a license to use MPIB’s intellectual property and other assets on an interim basis, for no additional fees.

On December 31, 2012, the Company hired Mr. Baird as its Chief Executive Officer and appointed him to its board of directors. On March 27, 2013, following receipt of regulatory non-objections, the Company entered into an employment agreement with Mr. Baird, under which he agreed to serve as Chief Executive Officer of the Company for a term of two years. Under this agreement, Mr. Baird’s employment will be automatically extended for additional one-year terms unless the Company delivers a notice of termination at least three months prior to the end of the term. Mr. Baird is entitled to an annual base salary of $360,000 per year, and the board of directors of the Company (or an appropriate committee thereof) will review Mr. Baird’s base salary at least annually for upward adjustment based on its evaluation of Mr. Baird’s performance. In addition, Mr. Baird is eligible to receive an annual bonus of up to 200% of his annual base salary, with a target annual bonus of 100% of his annual base salary, if the Bank achieves certain performance levels. He is also eligible to participate in any long-term equity incentive program and is eligible for the grant of stock options, restricted stock and other awards thereunder or under any similar plan adopted by the Company. Mr. Baird’s employment agreement also provides that during his employment and for a period of 12 months following termination, he may not (a) solicit customers of the Bank (other than for any transaction and financial technology services businesses), or (b) solicit employees of the Company for employment with a competing business. Mr. Baird is not entitled to any severance payments upon termination of his employment. Aside from the above, there are presently no definitive agreements, arrangements or understandings between the Company and Mr. Baird or MPIB. To the extent material definitive agreements are executed with Mr. Baird or MPIB, the Company will disclose material events consistent with SEC rules and regulations.

The Board believes acquiring MPIB and hiring Mr. Baird will be beneficial to the Company, its business and its shareholders because it believes Mr. Baird will be essential to the development of the Company’s proposed new business opportunities. Mr. Baird has had an extensive career in banking and financial services, as well as in building new financial services businesses. Mr. Baird began his career in 1990 at John Hancock Real Estate Finance and continued it at State Street Bank and Trust Company and Citigroup Global Markets, Inc. Mr. Baird also served as an operating advisor to Thomas H. Lee Partners from January 2011 until December 31, 2012. Mr. Baird also serves as the chairman of the audit committee and as a board member of the Macquarie Global Infrastructure Total Return Fund, a NYSE-listed investment company. Mr. Baird is a chartered financial analyst, a member of the New York Security Analyst Society, and a graduate of Emory University. As discussed above, Mr. Baird founded MPIB in 2011 to focus on digital payments, mobile banking and consumer finance. Mr. Baird currently serves as the managing member of MPIB and beneficially owns approximately 90.5% of the outstanding equity interests in MPIB. As the managing member of MPIB, Mr. Baird is the company’s primary executive and is responsible for oversight and execution of the day-to-day operations of MPIB, though Mr. Baird dedicates the majority of his time to his role as Chief Executive Officer of the Company.

Subject to regulatory approval, we expect to appoint Robert B. Willumstad and Alvin G. Hageman as new members of the board of directors of the Company, with Mr. Willumstad becoming our new chairman.

Mr. Willumstad has over 35 years of experience in the banking and financial services industry, and he presently serves as a partner with Brysam Global Partners, a specialty private equity firm that focuses in financial services, which he co-founded in 2005. Mr. Willumstad also previously served as the chairman, and briefly as chief executive officer, of American International Group, Inc. until 2008. Prior to that, he held positions as president and chief operating officer, as well as a director, at Citigroup. Mr. Willumstad also served for over 20 years with Chemical Bank in various capacities of operations, retail banking and computer systems. Mr. Hageman is currently co-chief investment officer of MPIB. Previously, Mr. Hageman spent 25 years at Citigroup managing multiple Citigroup regional offices and ultimately co-heading the Global Securitization, Asset-backed and Mortgage Group, while located in New York, London, Tokyo, and Hong Kong. Except as disclosed above, there are presently no agreements, arrangements or understandings between the Company and either of Messrs. Willumstad and Hageman.

Subject to regulatory approval, we also have nominated Keith Stock and John B. Helmers to become directors of the Company. They will stand for election at our 2013 annual shareholders meeting. Mr. Stock is a managing director and head of Financial Institutions Investment Banking for C&Co/PrinceRidge, LLC, an investment banking company, a position he has held since November 2012. In addition, since February 2011, he has served as senior executive advisor with The Brookside Group, a private investment group, and senior managing director of First Financial Investors, Inc., a private investment firm focused on the financial services sector. From 2004 until May 2008, Mr. Stock served as president of MasterCard Advisors, LLC, a unit of MasterCard Worldwide, where he was a member of the MasterCard Operating Committee and Management Council. Prior to joining MasterCard, Mr. Stock served as chairman and chief executive officer of St. Louis Bank, FSB, chairman of Treasury Bank Ltd., and as a director of Severn Bancorp, Inc. Mr. Helmers is currently principal and chief investment officer of Swiftwater Capital Management, LP, which he founded in 2004, and its associated company LFC Partners, LLC, which he founded in 2011. These entities manage equity-based, macro, and commodity investment portfolios. From 2004 through 2007, Mr. Helmers actively managed the Swiftwater Capital portfolio, and in 2008, he joined Citadel Investment Group to manage a macro investment portfolio until early 2010, when he returned to Swiftwater Capital. From 1992 through 1997, Mr. Helmers ran the Goldman Sachs Commodity Index (GSCI) business as a vice president in the J. Aron division of Goldman Sachs. There are presently no agreements, arrangements or understandings between the Company and either of Messrs. Stock or Helmers.

We anticipate adding other individuals to our management team, including a chief operations officer and one or more senior technology professionals, to support both the payments business and our traditional banking business. Messrs. Baird, Willumstad, Hageman, Stock and Helmers participated in the Private Placement at the same offering price of $0.80 per share and on the same terms that we offered to the other investors in the Private Placement. They invested $325,000, $1,000,000, $925,000, $100,000 and $500,000, respectively.

We intend to use a portion of the proceeds from our recently completed Private Placement and from this offering to explore transaction services opportunities, using our national bank charter, our management team, and our competitive focus. However, the Bank must obtain OCC approval to expand its business model and there can be no assurances that the Bank will receive OCC approval or be successful in implementing the steps necessary to expand its business. Regardless of whether we expand our business model, we will continue serving as a full-service traditional community bank, fulfilling the financial needs of individuals and small business owners in our existing market area. We will continue to provide traditional checking and savings products and commercial, consumer and mortgage loans to the general public, as well as ATM and online banking services, commercial cash management, remote deposit capture, safe deposit boxes, bank official checks, traveler’s checks, and wire transfer capabilities.

In addition, in February 2013 we adopted a new equity incentive plan, the Independence Bancshares, Inc. 2013 Equity Incentive Plan (the “2013 Incentive Plan”), to replace the Independence Bancshares, Inc. 2005 Stock Incentive Plan (the “2005 Incentive Plan”). The 2013 Incentive Plan reserves 2,466,720 shares of common stock of the Company for the issuance of equity compensation awards, including stock options, to our executive officers, other employees, and directors and includes an evergreen provision that provides that the number of shares of common stock available for issuance under the 2013 Incentive Plan automatically increases each time the Company issues additional shares of common stock so that the number of shares available for issuance under the 2013 Incentive Plan (plus any shares reserved under the 2005 Incentive Plan) continues to equal 20% of the Company’s total outstanding shares, assuming all shares under the 2005 Incentive Plan and the 2013 Incentive Plan are exercised. The 2013 Incentive Plan is an omnibus plan and therefore also provides for the issuance of other equity compensation, including restricted stock and stock appreciation rights, to our employees and directors. We anticipate that we will grant awards for virtually all of these shares to our executive officers, other employees, and directors over the 12 to 24 month period following this offering.

The Offering

Reasons for the Offering. We would like to provide our Shareholders prior to the close of the Private Placement with the opportunity to invest in our common stock on the same terms and conditions as those provided to our investors in the Private Placement. On December 31, 2012, we consummated the Private Placement of our common stock pursuant to which we issued 17,648,750 shares of our common stock at $0.80 per share to certain accredited investors, including members of our board of directors, for cash proceeds of approximately $14.1 million. We incurred offering expenses of $1.5 million.

Terms of the Offering. We are offering to holders of our common stock prior to the close of the Private Placement the opportunity to purchase up to 2,351,250 shares of our common stock at a price of $0.80 per share. A minimum investment of $1,000 is required to purchase shares in the offering, which requirement we may waive in our sole discretion. This is not a rights offering, and we reserve the right to accept or reject subscriptions from any Shareholders in whole or in part for any reason. We reserve the right to permit Shareholders to purchase shares in the offering in another person’s name, provided it is done solely for estate planning purposes. We reserve the right, in our sole discretion, to not offer the shares in those states where existing shareholders or prospective purchasers reside, where compliance with the state’s securities laws would require that we register the shares for issuance under the state’s securities laws or where, in our sole discretion, compliance with those laws would be burdensome or otherwise would not be in our, or our shareholders’, best interests.

We currently anticipate that if our Shareholders oversubscribe for the offering we will allocate shares of our common stock on a pro rata basis in accordance with the Shareholders’ ownership in the Company. However, we reserve the right to allocate shares of our common stock according to other methods, including allocating shares on a “first come, first served” basis or any other method as we may determine to be appropriate under the circumstances as they may exist at the time. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of this offering. We will notify all subscribers within 10 business days after the earlier of the offering expiration date or the sale of all of the shares being offered in the offering whether their subscriptions have been accepted. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest, as soon as practicable. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice.

There is no minimum number of shares that must be sold or minimum subscription amount required for consummation of the offering. As a result, if you purchase shares of common stock in the offering you could be the only purchaser in the offering. The offering to the Shareholders will expire upon the earlier of the sale of all 2,351,250 shares of common stock or at 5:00 p.m., Eastern Standard time, on [•  ], 2013, unless extended for up to an additional 30 days by our board of directors, in their sole discretion. We do not intend to extend the Expiration Date. The offering will be made directly by us. We will not use an underwriter or a selling agent.

Determination of the Offering Price. The $0.80 price of the shares offered in the Private Placement and this offering was determined by us based on a variety of factors, including:

•	the results of negotiations with investors in the Private Placement;

•	our current performance;

•	the earnings per share and the per share book value of our common shares;

•	the trading history of our common shares;

•	our operating history and prospects for future earnings;

•	discussions with advisors;

•	the prospects of the banking industry in which we compete;

•	the general condition of the securities markets, both currently and at the time of the Private Placement; and

•	the prices of equity securities and equity equivalent securities of comparable companies.

Current market price was not the most significant factor in the board’s price setting determination because our shares are thinly traded and trades can artificially influence our share price in any one day. Instead, one of the most significant of the above factors was our negotiations with investors in the Private Placement. These were arms-length negotiations with independent, third parties that we believe provided definitive evidence of what a willing buyer is prepared to pay for our shares based on that buyer’s evaluation of the Company.

Impact on Regulatory Capital. The consent order contains a requirement that the Bank maintain minimum capital levels that exceed the minimum regulatory capital ratios for “well-capitalized” banks. The minimum capital ratios for a bank are generally 8% for total capital, 4% for Tier 1 capital and 4% for leverage. To be eligible to be classified as “well-capitalized,” a bank must generally maintain a total capital ratio of 10% or more, a Tier 1 capital ratio of 6% or more, and a leverage ratio of 5% or more. The consent order required the Bank to achieve Tier 1 capital at least equal to 9% of adjusted total average assets, Tier 1 risk based capital at least equal to 10%, and total risk based capital at least equal to 12% of risk-weighted assets by March 31, 2012. The Bank did not achieve these higher capital requirements by March 31, 2012. However, as a result of the Company’s contribution of capital raised in the Private Placement, the Bank’s capital levels are now above the minimum amounts specified in the consent order. Specifically, as of December 31, 2012, the Bank’s total capital, Tier 1 capital, and leverage ratios are 13.8%, 12.5%, and 9.1%, respectively. Assuming the sale of 2,351,250 shares of our common stock in this offering and our receipt of the $1.83 million in estimated net proceeds, and after deducting the estimated expenses, of the offering, the Bank’s total capital, Tier 1 capital, and leverage ratios as of December 31, 2012, on a pro forma basis, will be 13.8%, 12.5%, and 9.1%, respectively. Following this offering, the Bank’s capital ratios will not change unless capital is contributed from the Company to the Bank. Currently, the Company does not have definitive plans to contribute additional capital to the Bank. See “Capitalization” beginning on page 26 for more information.

How to Participate. If you were a shareholder prior to the close of the Private Placement, you may participate in this offering by properly completing and signing the subscription agreement accompanying this prospectus, including the Form W-9, and returning the subscription agreement to us with payment in the amount of $0.80 times the number of shares you wish to purchase.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank, or other nominee, you may participate in this offering by instructing your broker, dealer, custodian bank, or other nominee to exercise your subscription agreement on your behalf and deliver the subscription agreement, along with payment for the shares you wish to purchase, to us. Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions with respect to participating in this offering. If the beneficial owner so instructs, the nominee should exercise the subscription agreement on behalf of the beneficial owner and arrange for proper payment as described below.

Your subscription agreement, together with payment in full of the subscription price, must be received by us by 5:00 p.m., Eastern Standard time, on [•], 2013. Payment for the subscription price may be made (i) by check payable to the order of “Independence Bancshares, Inc.” or (ii) by wire transfer to “Independence Bancshares, Inc., [•],” with reference to the shareholder’s name, in the amount of $0.80 times the number of shares you wish to purchase. Subscription agreements and payment (if by check) should be mailed to:

Independence Bancshares, Inc.
Attn: Martha L. Long
500 East Washington Street
Greenville, South Carolina 29601

You are solely responsible for timely completing delivery to us of your subscription agreement and payment. We urge you to allow sufficient time for delivery of your subscription agreement.

If we accept your subscription, upon receipt of proper payment and a completed and duly executed subscription agreement, you will receive a certificate representing the number of shares purchased and accepted by us, which will be validly issued, fully paid, and nonassessable. Certificates will be mailed as soon as reasonably possible following consummation of the offering.

Our Consent Order

Like many other financial institutions across the United States and in South Carolina, our operations have been adversely affected by the weak economic environment of the past few years. On November 14, 2011, the Bank entered into the consent order with the OCC. A summary of the requirements of the consent order and the Bank’s efforts in complying with the consent order is as follows:

•	Article I requires the board to maintain a compliance committee to oversee the Bank’s efforts to comply with the consent order. The committee is required to meet monthly and to oversee, track, and report the Bank’s progress on a monthly basis to the OCC. Since November 2011, the compliance committee has met monthly to review written progress reports provided by management and then reported to the board the status of actions needed to achieve full compliance with each article of the Consent Order. These reports are forwarded to the OCC on a monthly basis. Therefore, we believe the Bank is currently in compliance with this article of the consent order.

•	Article II required the board to reassess whether the Bank has competent and effective board oversight and management in place, on a full-time basis, to carry out the board’s policies and to ensure compliance with the consent order and applicable laws and regulations, as well as to oversee the day-to-day operations of the Bank. An independent assessment of the board and management was conducted by an outside consultant and submitted to the OCC in January 2012. Although the assessment concluded that the existing board and management possess the skills and expertise necessary to comply with the consent order and to operate the Bank in a safe and sound manner, the assessment included several recommendations for the board and management. We believe the Bank is currently in compliance with this article of the consent order because the Bank completed the independent assessment and is implementing the recommendations.

•	Article III required the board to develop a written analysis of its decision to sell, merge, or liquidate the Bank, or to remain independent. In the event the board decided to remain independent, this article required the development and adoption of a three-year written strategic plan. The board completed this written analysis and submitted it to the OCC in February 2012, stating that it would seek a merger partner but would also continue to pursue other alternatives, including raising capital. We have completed all the requirements of this article, but we are not considered to be in compliance until all articles are in compliance.

•	Article IV requires the Bank to achieve and maintain Tier 1 capital at least equal to 9% of adjusted total assets, Tier 1 risk based capital at least equal to 10% or risk-weighted assets, and total risk based capital at least equal to 12% of risk-weighted assets by March 31, 2012, and to develop a revised capital plan. Because we did not reach the required minimum capital levels by March 31, 2012, the OCC required the Bank to submit a disposition plan that details the board’s proposal to sell, merge, or liquidate the Bank. We submitted the disposition plan on August 30, 2012, and on September 20, 2012, the OCC stated that it did not object to our efforts to raise capital in this manner (the OCC noted that its letter was not an approval of our new business plan or a promise to release the Bank from the consent order). With funds from the Private Placement, the Company was able to make a capital contribution of $2.25 million to the Bank. As a result, the Bank’s capital levels are now above the minimum amounts specified in the consent order. However, we will not be considered to be in compliance with this article until the Bank returns to sustained core earnings.

•	Article V requires the board to revise, adopt, and implement a profit plan, including a realistic and comprehensive budget, to improve and sustain earnings. The board submitted its original profit plan to the OCC on February 24, 2012, and has since revised and submitted a new profit plan to the OCC. However, we will not be considered to be in compliance with this article until the Bank returns to sustained core earnings.

•	Article VI requires the development of a comprehensive liquidity risk management program that assesses the Bank’s current and projected funding needs and ensures that sufficient funds or access to funds exists. The board submitted its revised comprehensive liquidity risk management program, including example monitoring reports and revised policies, to the OCC on February 24, 2012. Based upon subsequent communications from the OCC, the Bank believes it is currently in compliance with this requirement of the consent order.

•	Article VII requires (i) the Bank to take immediate and continuing action to reduce the level of credit risk within the Bank and to protect its interest in criticized assets, (ii) the board to adopt, implement, and ensure adherence to a written program designed to eliminate the basis of criticism for criticized assets, (iii) the board to submit written progress reports to the OCC, and (iv) the Bank to extend credit, directly or indirectly, to criticized borrowers with aggregate loans that exceed $300,000 only if it is in the best interests of the Bank. The Bank has completed all requirements under this article, except for the reduction of classified assets. Therefore, the OCC has deemed the Bank not in compliance with this article until the adversely classified index is lowered. The board and management have developed a written program to lower the Bank’s adversely classified index to an acceptable level following the closing of this offering.

•	Article VIII requires the board to develop, implement, and thereafter ensure Bank adherence to an updated written program to improve the Bank’s loan portfolio management, calls for improved systems relative to, among others, sound credit analysis, proper classification, and satisfactory collateral documentation, and specifically requires the Bank to have systems that provide for effective ongoing monitoring of the loan portfolio. The Board submitted its revised comprehensive loan portfolio management program, including example monitoring reports and revised policies, to the OCC on February 24, 2012. Based upon subsequent communications from the OCC, the Bank believes it is currently in compliance with this article of the consent order.

•	Article IX requires the board to review and revise as necessary, adopt, implement, and thereafter adhere to a written asset diversification program consistent with applicable OCC guidance. The Board submitted its revised asset diversification program, including example monitoring reports and revised policies, to the OCC on February 24, 2012. Based upon subsequent communications from the OCC, the Bank believes it is currently in compliance with this article of the consent order.

•	Article X requires the board to obtain current and satisfactory credit information on all loans lacking such information, including loans listed in the previous report of examination or identified by any loan review, and to ensure that proper collateral documentation is maintained on all loans. This article also prohibits the Bank from granting, extending, renewing, or modifying any loan without certifying that satisfactory credit information and collateral valuation information has been received. The Bank believes it has taken all requisite action to comply with this provision and is not aware of any violations of this provision of the consent order.

We intend to take all actions necessary to enable the Bank to comply with the requirements of the consent order, and as of the date hereof, we believe we have submitted all documentation required to the OCC. We believe we are currently in compliance with the requirements of the consent order, except for the provisions addressing asset quality and consequently, the impact that asset quality has on capital, strategic planning, and profitability. We are working to improve the quality of the Bank’s balance sheet by reducing our adversely classified index. This reduction can be achieved by enforcing our contractual rights under respective loan documents, the repossession and sale of related collateral, improving market conditions of the collateral or borrower status, the transfer of assets to the Company, or single or bulk asset sales of our classified assets. We intend to work with the OCC to determine how much of our adversely classified portfolio we may dispose of and when the disposition should be made to permit the Bank to be in compliance with this requirement and, ultimately, released from the consent order. However, the determination of our compliance will be made by the OCC, and there can be no assurance that the OCC will determine that we are in compliance with the provisions of the consent order as described above. Failure to meet the requirements of the consent order could result in additional enforcement remedies, including civil money penalties and/or sanctions as the OCC considers appropriate, which could have a material impact on our financial condition. In addition, the OCC may amend the consent order based on the results of their ongoing examinations of the Bank.

Aside from the initial capital contribution to the Bank, we have not designated a specific amount of net proceeds from the Private Placement for any particular purpose. At present, we intend to use the net proceeds of the Private Placement and the offering for general corporate purposes, including but not limited to pay expenses related to the development of future business opportunities. Future business opportunities are intended to include both traditional community banking services as well as opportunities in consumer finance, transaction processing services, digital payments and mobile banking. However, under our consent order, the Bank must obtain OCC approval to expand its existing business model and there can be no assurances that the Bank will receive OCC approval or be successful in implementing the steps necessary to expand its business model.

Corporate Information

Our principal executive offices are located at 500 East Washington Street, Greenville, South Carolina 29601, and our telephone number is (864) 672-1776. Our website is www.independencenb.com. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Risk Factors

Before investing, you should carefully consider the information set forth under “Risk Factors,” beginning on page 11 for a discussion of the risks related to an investment in our common stock.

Summary of the Terms of the Offering

Common stock offered by us	2,351,250 shares offered to our Shareholders prior to the close of the Private Placement.

Offering price	$0.80 per share.

Common stock outstanding after the offering

22,085,010 shares, assuming all 2,351,250 shares of common stock offered to Shareholders are purchased. Unless otherwise indicated, information contained in this prospectus regarding the number of shares of our common stock outstanding after this offering does not include:

•  337,500 shares of common stock issuable upon exercise of outstanding warrants issued to the Bank’s organizers in 2005, with an exercise price of $10.00 per share and an expiration date of May 16, 2015;

• 1,998,505 shares of common stock underlying outstanding stock options with a weighted average exercise price of $1.26 per share, 553,505 of which are vested; and

•   Up to 3,522,747 shares of common stock which have been reserved for issuance under our 2005 Incentive Plan or our 2013 Incentive Plan upon completion of this offering, assuming the Company issues all 2,351,250 shares of common stock in this offering.

Minimum subscription	A minimum investment of $1,000 is required to purchase shares in the offering. We may waive this requirement, in our sole discretions.

Conditions of the offering
Completion of the offering is not conditioned upon our receiving a minimum total offering amount, and there are no escrow arrangements with respect to this offering. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. Accordingly, subscription funds that we receive and accept will be available for our immediate use. Once we accept a subscription, it cannot be withdrawn without our consent. If we reject a subscription in whole or in part, the rejected portion of the subscription funds will be promptly returned to the subscriber, without interest.

We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of this offering. We reserve the right, in our sole discretion, to not offer the shares in those states where existing shareholders or prospective purchasers reside, where compliance with the state’s securities laws would require that we register the shares for issuance under the state’s securities laws or where, in our sole discretion, compliance with those laws would be burdensome or otherwise would not be in our, or our shareholders’, best interests. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice.

Net proceeds	We anticipate that the net proceeds from the offering of our common stock will be $1.83 million assuming we sell all 2,351,250 shares. We anticipate expenses of approximately $55,000.

Use of proceeds
We intend to use the proceeds of the offering for general corporate purposes, including but not limited to paying expenses related to the development of future business opportunities. Future business opportunities are intended to include both traditional community banking services as well as opportunities in consumer finance, digital payments, transaction services and mobile banking. However, the Bank must obtain OCC approval to expand its business model and there can be no assurances that the Bank will receive OCC approval or be successful in implementing the steps necessary to expand its business model. See “Use of Proceeds” on page 25.

Dividends on common stock
We are currently prohibited from declaring or paying any dividends without the prior written approval of the Federal Reserve Bank of Richmond. We do not anticipate paying dividends for the foreseeable future. See “Market for Our Common Stock and Dividend Policy” on page 27.

Market for common stock
Our common stock is not listed on any national securities exchange. Our common stock is quoted on the OTCBB under the symbol “IEBS”. The average daily trading volume for our common shares is less than larger financial institutions. Due to its relatively small trading volume, it may be difficult for holders to resell their shares at prices they find attractive, or at all. See “Market for Our Common Stock and Dividend Policy” on page 27.

Risk factors
You should read the “Risk Factors” beginning on page 11, as well as other cautionary statements throughout or incorporated by reference in this prospectus, before investing in shares of our common stock.

RISK FACTORS

An investment in our common stock involves risks. In evaluating an investment in our common stock, you should consider carefully the risks described below, which discuss the most significant factors that affect an investment in our common stock, together with the other information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, and the risks we have highlighted in other sections of this prospectus. If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. If this were to happen, the value of our common stock could decline, and if you invest in our common stock, you could lose all or part of your investment.

The discussion below highlights some important risks we have identified related to our business and operations and an investment in shares of our common stock, but these should not be assumed to be the only factors that could affect our future performance and condition, financial and otherwise. We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Risks Related to the Company’s Business

Our failure to comply with provisions of our consent order with the OCC could subject us to further enforcement action and reputational damage.

On November 14, 2011, the Bank entered into a consent order with the OCC, which, among other things, contains a requirement that the Bank maintain minimum capital levels that exceed the minimum regulatory capital ratios for “well-capitalized” banks. The minimum capital ratios for a bank are generally 8% for total capital, 4% for Tier 1 capital and 4% for leverage. To be eligible to be classified as “well-capitalized,” a bank must generally maintain a total capital ratio of 10% or more, a Tier 1 capital ratio of 6% or more, and a leverage ratio of 5% or more. The consent order required the Bank to achieve Tier 1 capital at least equal to 9% of adjusted total average assets, Tier 1 risk based capital at least equal to 10%, and total risk based capital at least equal to 12% of risk-weighted assets by March 31, 2012. With funds from the Private Placement, the Company made a capital contribution of $2.25 million to the Bank on December 31, 2012. As a result, the Bank’s capital levels are now above the minimum amounts specified in the consent order. However, as we are still subject to the consent order, the OCC has the authority to subject us to further enforcement remedies, including civil money penalties and/or sanctions the OCC considers appropriate. Further, as long as the consent order remains in place, the Bank will not be deemed “well-capitalized” regardless of its capital levels.

If we fail to comply with the terms of the consent order, the OCC has the authority to subject us to a cease and desist order with more restrictive terms, to impose civil money penalties on us and our directors and officers, and, under certain circumstances, to remove directors and officers from their positions with the Bank, which could have a material adverse effect on our business.

We may be required to raise additional capital in the future but that capital may not be available when it is needed.

We are required by regulatory authorities to maintain certain levels of capital considered adequate to support our operations. Our ability to raise additional capital, when needed, will depend in part on conditions in the capital markets at that time, which are outside our control. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to meet the higher minimum capital ratios in the consent order could be materially impaired.

If we do not generate positive cash flow and earnings, there will be an adverse effect on our future results of operations.

For the years ended December 31, 2012 and 2011, we incurred net losses of $613,036 and $2.1 million, respectively. In light of the current economic environment, significant additional provisions for loan losses may be necessary to supplement the allowance for loan losses in the future. As a result, we may incur significant additional credit costs in 2013, which could adversely impact our financial condition, results of operations, and the value of our common stock.

If our nonperforming assets increase, our earnings will be adversely affected.

At December 31, 2012, our nonperforming assets (which consist of nonaccrual loans and other real estate owned) totaled $9.2 million, or 7.4% of total assets. At December 31, 2011, our nonperforming assets were $10.4 million, or 9.3% of total assets. Our nonperforming assets adversely affect our net income in various ways:

•	We do not record interest income on nonaccrual loans or real estate owned.

•	We must provide for probable loan losses through a current period charge to the provision for loan losses.

•	Noninterest expense increases when we must write down the value of properties in our other real estate owned portfolio to reflect changing market values.

•	There are legal fees associated with the resolution of problem assets, as well as carrying costs, such as taxes, insurance, and maintenance fees related to other real estate owned.

•	The resolution of nonperforming assets requires the active involvement of management, which can distract them from more profitable activity.

If additional borrowers become delinquent and do not pay their loans and we are unable to successfully manage our nonperforming assets, our losses and troubled assets could increase significantly, which could have a material adverse effect on our results of operations.

If we are unable to generate additional noninterest income, it could have a material adverse effect on our business.

In order to thrive in a competitive community banking market, we will need to generate additional sources of non-interest income. For the years ended December 31, 2012 and 2011, we generated noninterest income of $466,273 and $217,545, respectively. Our largest component of noninterest income is residential loan origination fees. Due to the changes in mortgage loan underwriting and compensation regulations, as well as customer demand, there can be no assurance that the Bank will continue to generate additional residential loan origination fees.

We intend to use the net proceeds of the offering to, among other things, enhance our ability to generate additional noninterest income, including through offering consumer finance, payments and mobile banking services. We also expect to offer other products and services, which may include secured credit cards, general purpose reloadable prepaid cards, loyalty cards, and services. To the extent we propose to offer these services through the Bank, under our consent order, the Bank must obtain OCC approval to expand its existing business model, and there can be no assurances that the Bank will receive OCC approval or be successful in implementing the steps necessary to expand its business model. If we are unable to generate additional noninterest income by expanding our business model or through other means, it could have a material adverse effect on our business.

We have sustained losses from a decline in credit quality and may see further losses.

Our ability to generate earnings is significantly affected by our ability to properly originate, underwrite and service loans. We have sustained losses primarily because borrowers, guarantors or related parties have failed to perform in accordance with the terms of their loans and we failed to detect or respond to deterioration in asset quality in a timely manner. We could sustain additional losses for these reasons. Further problems with credit quality or asset quality could cause our interest income and net interest margin to further decrease, which could adversely affect our business, financial condition and results of operations. We have recently identified credit deficiencies with respect to certain loans in our loan portfolio that are primarily related to the downturn in the real estate industry. As a result of the decline in the value of commercial real estate, the value of these loans has declined substantially. In response to this determination, and to address the risks inherent within our loan portfolio, we increased our loan loss reserve throughout 2010 and 2011 to a total loan loss reserve of $2.1 million, or 2.74% of gross loans, at December 31, 2011 to address the risks inherent in our loan portfolio. Throughout 2012, we consistently applied our formulaic methodology in calculating the reserve, and because charge offs are beginning to drop, our reserve is gradually matching the experience factors. At December 31, 2012, our loan loss reserve was $1.9 million, or 2.64% of gross loans. Although credit quality indicators generally have showed signs of stabilization in 2012, further deterioration in the South Carolina real estate market as a whole or individual deterioration in the financial condition of our borrowers may cause management to adjust its opinion of the level of credit quality in our loan portfolio.

Such a determination may lead to an additional increase in our provisions for loan losses, which could also adversely affect our business, financial condition, and results of operations.

Negative developments in the financial industry and credit markets, and the impact of new legislation in response to these developments, may negatively impact our operations.

Negative developments that began in the latter half of 2007 and that have continued through 2012 in the global credit and securitization markets have resulted in unprecedented volatility and disruption in the financial markets and a general economic downturn. As a result, bank regulatory agencies have been active in responding to concerns and trends identified in examinations, including by issuing a historically high number of formal enforcement orders over the past three years. In addition, significant new federal laws and regulations relating to financial institutions have been adopted, including, without limitation, the American Recovery and Reinvestment Act, and the Dodd-Frank Act. Negative developments in the financial industry and the domestic and international credit markets, and the impact of new legislation and bank examination practices in response to those developments, may negatively impact our operations by restricting our business operations, including our ability to originate or sell loans, and adversely impact our financial performance. We can provide no assurance regarding the manner in which any new laws and regulations will affect us.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market hurt our business.

As of December 31, 2012, approximately 8 3% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in our primary market area has resulted in an increase in the number of borrowers who have defaulted on their loans and a reduction in the value of the collateral securing their loans, which in turn has adversely affected our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected. Acts of nature, including hurricanes, tornados, earthquakes, fires and floods, which may cause uninsured damage and other loss of value to real estate that secures these loans, may also negatively impact our financial condition.

Our decisions regarding credit risk and reserves for loan losses may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, our loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

•	an ongoing review of the quality, mix, and size of our overall loan portfolio;

•	historical loan loss experience;

•	evaluation of economic conditions;

•	regular reviews of loan delinquencies; and

•	the amount and quality of collateral, including guarantees, securing the loans.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations.

While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory guidelines, in certain circumstances we have made loans which exceed either our internal underwriting guidelines, supervisory guidelines, or both. We are permitted to hold loans that exceed supervisory guidelines up to 100% of our regulatory capital. We have made loans that exceed our internal guidelines to a limited number of our customers who have significant liquid assets, net worth, and amounts on deposit with the Bank. As of December 31, 2012, approximately $3.6 million of our loans, or 31.8% of our Bank’s regulatory capital, had loan-to-value ratios that exceeded regulatory supervisory guidelines. In addition, supervisory limits on commercial loan-to-value exceptions are generally set at 30% of our Bank’s capital. At December 31, 2012, $2.3 million of our commercial loans, or 20.0% of our Bank’s regulatory capital, exceeded the supervisory loan-to-value ratio. The number of loans in our portfolio with loan-to-value ratios in excess of supervisory guidelines, our internal guidelines, or both could increase the risk of delinquencies and defaults in our portfolio.

Continuation of the economic downturn could reduce our customer base, our level of deposits, and demand for financial products such as loans.

Our success significantly depends upon the growth in population, income levels, deposits, and housing starts in our markets. The current economic downturn has negatively affected the markets in which we operate and, in turn, the quality of our loan portfolio. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally remain unfavorable, our business may not succeed. A continuation of the economic downturn or prolonged recession would likely result in the continued deterioration of the quality of our loan portfolio and reduce our level of deposits, which in turn would hurt our business. Interest received on loans represented approximately 90% of our interest income for the year ended December 31, 2012. If the economic downturn continues or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. Moreover, in many cases the value of real estate or other collateral that secures our loans has been adversely affected by the economic conditions and could continue to be negatively affected. Unlike many larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies. A continued economic downturn could, therefore, result in losses that materially and adversely affect our business.

Changes in economic conditions, in particular an economic slowdown in South Carolina, could materially and negatively affect our business.

Our business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. Any further deterioration in economic conditions, whether caused by national or local concerns, in particular any further economic slowdown in South Carolina, could result in the following consequences, any of which could hurt our business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for our products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with our existing loans. The State of South Carolina and certain local governments in our market area continue to face fiscal challenges upon which the long-term impact on the State’s or the local economy cannot be predicted.

Our small- to medium-sized business target markets may have fewer financial resources to weather a downturn in the economy.

We target the banking and financial services needs of small- and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital borrowing capacity than larger entities. If general economic conditions continue to negatively impact these businesses in the markets in which we operate, our business, financial condition, and results of operation may be adversely affected.

Lack of seasoning of our loan portfolio may increase the risk of credit defaults in the future.

Due to our short operating history, all of the loans in our loan portfolio and our lending relationships are of relatively recent origin. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process we refer to as “seasoning.” As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If delinquencies and defaults increase, we may be required to increase our provision for loan losses, which would adversely affect our results of operations and financial condition.

We depend on the accuracy and completeness of information about customers and counterparties, and our financial condition could be adversely affected if we have been provided misleading information.

In deciding whether to extend credit or to enter into other transactions with customers and counterparties, we may rely on information furnished to us by or on behalf of customers and counterparties, including financial statements and other financial information, which we do not independently verify. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to customers, we may assume that a customer’s audited financial statements conform with generally accepted accounting principles (“GAAP”) and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Changes in interest rates affect our interest margins, which can adversely affect our profitability.

Our results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve. Our profitability depends to a significant extent on our net interest income, which is the difference between interest income on interest-earning assets, such as loans and investments, and interest expense on interest-bearing liabilities, such as deposits and borrowings. Interest rates are highly sensitive to many factors beyond our control, including general economic conditions and policies of various governmental and regulatory agencies. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and securities and the interest paid on deposit and borrowings, but those changes could also affect our ability to originate loans and obtain deposits. Our net interest income will be adversely affected if market interest rates change such that the interest paid on deposits and borrowings increases faster than interest earned on loans and investments.

We may not be able to adequately anticipate and respond to changes in market interest rates.

We may be unable to anticipate changes in market interest rates, which are affected by many factors beyond our control including, but not limited to, inflation, recession, unemployment, money supply, monetary policy, and other changes that affect financial markets both domestic and foreign. Our net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, customer loan and deposit preferences, and the timing of changes in these variables. In the event rates increase, our interest costs on liabilities may increase more rapidly than our income on interest earning assets, resulting in a deterioration of net interest margins. As such, fluctuations in interest rates could have significant adverse effects on our financial condition and results of operations.

In addition, our mortgage operations provide a portion of our noninterest income. We generate mortgage revenues primarily from gains on the sale of residential mortgage loans pursuant to programs currently offered by

Fannie Mae, Ginnie Mae or Freddie Mac. In a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors, which would decrease mortgage revenues in noninterest income. In addition, our results of operations are affected by the amount of noninterest expenses associated with mortgage activities, such as salaries and employee benefits, other loan expense, and other costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

Competition with other financial institutions may have an adverse effect on our ability to retain and grow our client base, which could have a negative effect on our financial condition or results of operations.

The banking and financial services industry is very competitive and includes services offered from other banks, savings and loan associations, credit unions, mortgage companies, other lenders, and institutions offering uninsured investment alternatives. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with us. The financial services industry has been and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks. These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these large entities operate without the traditional brick and mortar facilities that restrict the entities geographic presence. Some competitors have more aggressive marketing campaigns and better brand recognition, and are able to offer more services, more favorable pricing or greater customer convenience than the Bank. In addition, competition has increased from new banks and other financial services providers that target our existing or potential customers. As consolidation continues among large banks, we expect other small institutions to try to compete in the markets we serve. This competition could reduce our net income by decreasing the number and size of the loans that we originate and the interest rates we charge on these loans. Additionally, these competitors may offer higher interest rates, which could decrease the deposits we attract or require us to increase rates to retain existing deposits or attract new deposits.

Increased deposit competition could adversely affect our ability to generate the funds necessary for lending operations, which could result in an increase in our cost of funds.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge as part of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Technological developments have enabled competitors, including some non-depository institutions, to compete more effectively in local markets and have expanded the range of financial products, services and capital available to our target customers. If we are unable to implement, maintain and use such technologies effectively, we may not be able to offer products or achieve cost-efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

Liquidity needs could adversely affect our results of operations and financial condition.

Our primary funding sources are cash on hand, customer deposits and loan repayments. Deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, returns available to customers on alternative investments and general economic conditions. Scheduled loan repayments are a relatively stable source of funds; however, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors outside of our control, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters and international instability. Accordingly, we may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. These sources may include borrowings from the Federal Home Loan Bank or Federal Reserve Bank, federal funds lines of credit from correspondent banks and brokered deposits, to the extent allowable by regulatory authorities. While we believe that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if we were to experience atypical deposit withdrawal demands, increased loan demand or if regulatory decisions should limit access to available funding sources such as brokered deposits. We may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should those sources not be adequate.

Higher FDIC deposit insurance premiums and assessments could adversely impact our financial condition.

Our deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, we are required to pay quarterly deposit insurance premium assessments to the FDIC. Although we cannot predict what the insurance assessment rates will be in the future, either a deterioration in our risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on our business, financial condition, results of operations, and cash flows.

We may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and routinely execute transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional customers. Many of these transactions expose us to credit risk in the event of a default by a counterparty or customer. In addition, our credit risk may be exacerbated when the collateral held by the Bank cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Bank. Any such losses could have a material adverse effect on our financial condition and results of operations.

Negative public opinion could damage our reputation and adversely impact earnings.

Reputation risk, or the risk to our business, earnings and capital from negative public opinion, is inherent in our operations. Negative public opinion can result from our actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect our ability to keep and attract clients and employees and can expose us to litigation and regulatory action and adversely impact our results of operations. Although we take steps to minimize reputation risk in dealing with our clients and communities, this risk will always be present given the nature of our business.

Our operational or security systems may experience an interruption or breach in security.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, deposit, loan, and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that any such failures, interruptions or security breaches will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or be circumvented.

We regularly review and update our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Mobile Payments Business

We may face regulatory restrictions in expanding our business model.

We intend to expand our business model to include both traditional community banking services as well as opportunities in consumer finance, transaction processing services, digital payments and mobile banking. However, the Bank must obtain OCC approval to expand its business model and there can be no assurances that the Bank will receive OCC approval. Even if the Bank receives OCC approval to expand its business model, there can be no assurances that the Bank will be successful in implementing the steps necessary to expand its business model. Revenues, if any, from the expanded business model may occur materially later than initial expenses required for implementation of the expanded business model. As a result, the Company may incur material operating losses during the development of the expanded business model, and these expenses may not be recouped if we are unsuccessful in implementing the expanded business model. In addition, we will remain subject to supervision by the OCC, and this supervision could affect our ability to expand our business model. For example, if it believes we are growing too quickly or without sufficient internal controls, the OCC could effectively impose a limit on the expansion of our business model if it were to conclude we lack appropriate risk management practices and other adequate assessment procedures.

The market for mobile payments may not develop as we expect.

Although we believe that mobile payments may be a large market opportunity with potential for growth over the next five years, there can be no assurances that this industry will develop in the manner that we anticipate or, if it does, that the revenue opportunity will be significant. We will be operating from an unproven business model, and there can be no assurances that any or all of our strategies will be successful.

We may not succeed in executing key contracts that we will need to expand our business model.

We are currently negotiating an arm’s-length agreement with MPIB under which we would obtain the right to acquire MPIB or its assets, including its intellectual property, customer agreements and relationships. Any such acquisition would be subject to our obtaining any required regulatory approvals. There can be no assurances that we will be able to negotiate an agreement with MPIB on terms that we find acceptable or that the agreement will receive any necessary regulatory approval. Without this agreement, our ability to expand our business in transaction processing services, digital payments and mobile banking would be significantly diminished. We also plan to enter into agreements with customers and other key vendors. We will need these agreements to implement our new business model, but there are no assurances that we will reach satisfactory agreements with these parties.

We may not be able to attract and retain qualified personnel.

We anticipate that the success of implementing our expanded business model will be largely dependent upon our additions of new executive management team members, including Gordon A. Baird, who was recently appointed as the Company’s Chief Executive Officer and as a director. We will also need to attract other senior industry professionals with extensive banking, payment, credit, technology and wireless telecommunications expertise to join our board of directors and executive management team, and we may lack the capital or other resources necessary to recruit these professionals. If we fail to attract and retain these industry professionals, we may not be able to expand our business model to include consumer finance, payments and mobile banking services, which could have a material adverse effect on our business, financial condition, and results of operations. Moreover, even if we are able to grow and expand our management team by attracting these industry professionals, the resources required to retain these employees may adversely affect our operating margins.

We may not be able to manage our growth, which may adversely affect our results of operations and financial condition.

Although we intend to develop our new business model in a controlled and measured manner, even modest success will nevertheless result in a significant increase in our size. There is a risk we will not be successful in expanding our business model at acceptable risk levels and upon acceptable terms or in managing the costs and implementation risks associated with the expanded business model.

We will need to raise additional capital in order to implement the expanded business model and that capital may not be available on favorable terms, if at all.

We intend to use the proceeds of the offering for general corporate purposes, including but not limited to pay expenses related to the development of future business opportunities. Future business opportunities are intended to include both traditional community banking services as well as opportunities in consumer finance, transaction processing services, digital payments and mobile banking. However, we will need a substantial amount of additional capital in order to actually implement our new business model and to support our growth and operations. Our ability to raise additional capital in the future will depend on a number of factors, including conditions in the capital markets, which are outside of our control. There is a risk we will not be able to raise capital when needed or on favorable terms. If we cannot raise additional capital when needed, we will not be able to implement our new business model, and we will also be subject to increased regulatory supervision and the imposition of restrictions on our growth and business. These restrictions could result in increases in operating expenses and reductions in revenues that could have a material adverse effect on our financial condition and results of operations. If we do succeed in raising additional capital, these issuances would dilute ownership interests of the investors in the offering and could dilute the per share book value of our common stock. New investors may also have rights, preferences and privileges senior to our common stock, which may adversely impact our current shareholders.

We intend to outsource some of our essential services to third-party providers who may terminate their agreements with us, resulting in interruptions to our banking operations.

If we expand our business to include mobile payment solutions, we expect that we will obtain essential technological and customer services support for the systems we use from third-party providers. We also outsource our check processing, check imaging, electronic bill payment, statement rendering, internal audit and other services to third-party vendors. Our agreements with each service provider are generally cancelable without cause by either party upon specified notice periods. If one of our third-party service providers terminates its agreement with us and we are unable to replace it with another service provider, our operations may be interrupted. If an interruption were to continue for a significant period of time, our earnings could decrease, we could experience losses, and we could lose customers.

We will need to adequately protect our brand and the intellectual property rights related to our products and services and avoid infringing on the property rights of others.

Our brand will be important to our business, and we intend to use trademark restrictions and other means to protect it. Our business would be harmed if we were unable to protect our brand against infringement and its value was to decrease as a result.

We will rely on a combination of patent, trademark and copyright laws, trade secret protection and confidentiality and license agreements to protect the intellectual property rights related to our products and services. We may unknowingly violate the intellectual property or other proprietary rights of others, and thus may be subject to claims by third parties. If so, we may be required to devote significant time and resources to defending against these claims or to protecting or enforcing our own rights. Some of our intellectual property rights may not be protected by intellectual property laws, particularly in foreign jurisdictions. The loss of our intellectual property or the inability to secure or enforce our intellectual property rights or to defend successfully against an infringement action could harm our business, results of operations, financial condition and prospects.

An acquisition of MPIB or its assets may not generate the results we anticipate.

We are currently negotiating an arm’s-length agreement with MPIB under which we would obtain the right to acquire MPIB or its assets, including its intellectual property, customer agreements and relationships, in return for an upfront fee and certain earnout payments, the terms of which are still being negotiated. If we receive regulatory approval and purchase MPIB or its assets, we believe that MPIB’s business model, intellectual property, customer agreements and relationships will help the Bank successfully expand its business in transaction processing services, digital payments and mobile banking. However, there can be no assurances that MPIB will help us successfully expand our business model or generate any revenues to the Bank. In addition, revenues generated from the purchase of MPIB, if any, may occur materially later than initial expenses from the purchase of MPIB. As a result, the

Company may incur material operating losses from the purchase of MPIB, and these expenses may not be recouped if we are unsuccessful in implementing the expanded business model.

Our Chief Executive Officer is also the principal executive of MPIB and, as such, there may be a conflict of interest in connection with our proposed acquisition of MPIB or its assets.

Mr. Baird, as our Chief Executive Officer, is the primary decision maker with regard to the day-to-day operations of the Company. Mr. Baird is also the managing member of MPIB, and we are currently in negotiations with MPIB to acquire an option to purchase MPIB or substantially all of its assets. In conjunction with its affiliated transaction policy, the Board appointed a committee of disinterested directors to engage in negotiations on behalf of the Company with Mr. Baird and MPIB. Mr. Baird has not negotiated on behalf of the Company with MPIB, and MPIB has engaged its own legal counsel. Nevertheless, insofar as Mr. Baird is Chief Executive Officer of the Company, there is a risk of a conflict of interest arising between the duties of Mr. Baird in his role as our Chief Executive Officer and his own personal financial and business interests as the managing member of MPIB. His personal interests may not, during the ordinary course of business, coincide with the interests of the Company and our shareholders and, in the absence of the effective segregation of such duties, there is a risk of a conflict of interest. Shareholders should consider this potential conflict of interest in connection with any investment decision.

Our business is subject to laws and regulations regarding privacy, data protection, and other matters. Many of these could result in claims, changes to our business practices, increased cost of operations, or otherwise harm our business.

We are subject to a variety of laws and regulations in the United States that involve matters central to our business, including user privacy, electronic contracts and other communications, consumer protection, taxation, and online payment services. These U.S. federal and state laws and regulations, which can be enforced by private parties or government entities, are constantly evolving and can be subject to significant change. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate. For example, the interpretation of some laws and regulations that govern mobile payments is unsettled and developments in this area could affect the manner in which we market and sell our products and services. These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices.

If our security is breached, our business could be disrupted, our operating results could be harmed, and customers could be deterred from using our products and services.

Our business relies on the secure electronic transmission, storage, and hosting of sensitive information, including financial information and other sensitive information relating to our customers. As a result, we face the risk of a deliberate or unintentional incident involving unauthorized access to our computer systems that could result in misappropriation or loss of assets or sensitive information, data corruption, or other disruption of business operations. In light of this risk, we have devoted significant resources to protecting and maintaining the confidentiality of our information, including implementing security and privacy programs and controls, training our workforce, and implementing new technology. We have no guarantee that these programs and controls will be adequate to prevent all possible security threats. We believe that any compromise of our electronic systems, including the unauthorized access, use, or disclosure of sensitive information or a significant disruption of our computing assets and networks, would adversely affect our reputation and our ability to fulfill contractual obligations, and would require us to devote significant financial and other resources to mitigate such problems, and could increase our future cyber security costs. Moreover, unauthorized access, use, or disclosure of such sensitive information could result in contractual or other liability. In addition, any real or perceived compromise of our security or disclosure of sensitive information may result in lost revenues by deterring customers from using or purchasing our products and services in the future or prompting them to use competing service providers.

Risks Related to the Legal and Regulatory Environment

We are subject to extensive regulation that could limit or restrict our activities, have an adverse impact on our operations, and impose financial requirements or limitations on the conduct of our business.

We are subject to Federal Reserve regulation. The Bank is subject to extensive regulation, supervision, and examination by our primary federal regulators, the OCC and the FDIC, the regulating authority that insures customer deposits. Also, as a member of the FHLB, the Bank must comply with applicable regulations of the Federal Housing Finance Board and the FHLB. Regulation by these agencies is intended primarily for the protection of our depositors and the Deposit Insurance Fund and not for the benefit of our shareholders. The Bank’s activities are also regulated under consumer protection laws applicable to our lending, deposit, and other activities. A substantial claim against the Bank under these laws could have a material adverse effect on our results of operations.

Further, changes in laws, regulations and regulatory practices affecting the financial services industry could subject us to additional costs, limit the types of financial services and products we may offer or increase the ability of non-banks to offer competing financial services and products, among other things. Failure to comply with laws, regulations or policies could also result in heightened regulatory scrutiny and in sanctions by regulatory agencies (such as a memorandum of understanding, a written supervisory agreement or a cease and desist order), civil money penalties and/or reputation damage. Any of these consequences could restrict our ability to expand our business or could require us to raise additional capital or sell assets on terms that are not advantageous to us or our shareholders and could have a material adverse effect on our business, financial condition and results of operations. While we have policies and procedures designed to prevent any such violations, such violations may nevertheless occur despite our best efforts.

Financial reform legislation enacted by the U.S. Congress and further changes in regulation to which we are exposed will result in additional new laws and regulations that are expected to increase our costs of operations.

The Dodd-Frank Act has and will continue to significantly change bank regulatory structure and affect the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new rules and regulations and to prepare numerous studies and reports for Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for months or years.

The Dodd-Frank Act also created the Consumer Financial Protection Bureau and gives it broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. Additionally, the Bureau of Consumer Financial Protection has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets.

Proposals for further regulation of the financial services industry are continually being introduced in the U.S. Congress. The agencies regulating the financial services industry also periodically adopt changes to their regulations. It is possible that additional legislative proposals may be adopted or regulatory changes may be made that would have an adverse effect on our business. In addition, it is expected that such regulatory changes will increase our operating and compliance costs. We can provide no assurance regarding the manner in which any new laws and regulations will affect us.

The short-term and long-term impact of the changing regulatory capital requirements and anticipated new capital rules is uncertain.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee on Banking Supervision, announced an agreement to a strengthened set of capital requirements for internationally active banking organizations in the U.S. and around the world, known as Basel III. Basel III calls for increases in the requirements for minimum common equity, minimum Tier 1 capital and minimum total capital for certain systemically important financial institutions, to be phased in over time until fully phased in by January 1, 2019. Any regulations adopted for systemically significant institutions may also be applied to or otherwise impact other financial institutions such as the Company or the Bank.

Various provisions of the Dodd-Frank Act increase the capital requirements of bank holding companies, such as the Company, and non-bank financial companies that are supervised by the Federal Reserve Board. The leverage and risk-based capital ratios of these entities may not be lower than the leverage and risk-based capital ratios for insured depository institutions. While the Basel III changes and other regulatory capital requirements will likely result in generally higher regulatory capital standards, it is difficult at this time to predict how any new standards will ultimately be applied to the Company and the Bank.

In addition, in the current economic and regulatory environment, regulators of banks and bank holding companies have become more likely to impose capital requirements on bank holding companies and banks that are more stringent than those required by applicable existing regulations.

The application of more stringent capital requirements for the Company and the Bank could, among other things, result in lower returns on invested capital, require the issuance of additional capital, and result in regulatory actions if we were to be unable to comply with such requirements.

Risks Related to the Offering and our Common Stock

An investment in the Company involves a high degree of risk.

An investment in the Company is speculative and involves a high degree of risk, including the loss of your entire investment in the Company. There is no guaranteed rate of return on your investment, and there is no assurance that you will be able to resell your shares for the amount you paid for them or for any other amount. You should not invest in the Company unless you can afford to lose your entire investment.

We are not making any recommendations related to the offering, and you must make your own determination of whether the subscription price is a fair price.

The board of directors is not making any recommendation regarding the purchase of our shares. The current market price of our shares is affected by many factors and may increase or decrease subsequent to the offering. You will need to evaluate the value of the shares being offered and the risks inherent in investing, and individually determine if you should purchase our shares.

The future price of our common shares may be less than the $0.80 purchase price per share in the offering.

If you purchase common stock in the offering, you may not be able to sell them later at or above the $0.80 purchase price in the offering. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you invest in the offering, you may not revoke your purchase. If you purchase shares of our common stock and, afterwards, the public trading market price decreases below the subscription price, you will have committed to buying common shares at a price above the prevailing market price and could have an immediate unrealized loss. We cannot assure you that the market price of our common shares will not decline after you purchase our shares. Moreover, we cannot assure you that following your purchase you will be able to sell your common shares at a price equal to or greater than the subscription price, or at all.

The offering may reduce your ownership in the Company.

If you choose not to purchase shares in the offering, your ownership interest in the Company will be diluted as a result of the offering. Assuming that we sell the maximum number of shares in the offering to our existing shareholders, your ownership interest may decline by up to 10.6%.

We may issue additional shares of common stock to our executive officers, other employees, and directors as equity compensation, which may reduce certain shareholders’ ownership in the Company.

On February 27, 2013, we adopted the 2013 Incentive Plan and we amended the 2005 Incentive Plan to cap the number of shares issuable thereunder. The 2013 Incentive Plan reserves 2,466,720 shares for the issuance of equity compensation awards, including stock options, to our executive officers, other employees, and directors and includes an evergreen provision that provides that the number of shares of common stock available for issuance under the 2013 Incentive Plan automatically increases each time the Company issues additional shares of common stock so that the number of shares available for issuance under the 2013 Incentive Plan (plus any shares reserved under the 2005 Incentive Plan) continues to equal 20% of the Company’s total outstanding shares, assuming that all shares under the 2005 Incentive Plan and the 2013 Incentive Plan are exercised. The 2013 Incentive Plan is an omnibus plan and therefore also provides for the issuance of other equity compensation, including restricted stock and stock appreciation rights, to our employees and directors. We anticipate that we will grant awards for virtually all of these shares to our executive officers, other employees, and directors over the next 12 to 24 months.

If you do not act promptly and follow the subscription instructions, your purchase of shares in the offering will be rejected.

Shareholders who desire to purchase common shares in the offering must act promptly to ensure that all required forms and payments are actually received by us, and all payments clear, prior to the expiration of the offering. Unless the requirement is waived by us, a minimum investment of $1,000 is required to purchase shares in the offering. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by us prior to the expiration of the offering. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received, and all payments clear, prior to the expiration of the offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your purchase or your payment does not clear prior to the expiration of the offering, we may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that has been received and has cleared. We do not undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether your purchase properly and timely follows the subscription procedures.

Your subscription is irrevocable.

An offer to purchase shares in this offering is irrevocable. Your investment decision is made at the time you submit your subscription, and any funds delivered in connection with your subscription will not be returned to you for any reason, including as a result of a material adverse event affecting us or the economy in general, unless this offering is cancelled in its entirety or if we reject your subscription, and in the event of rejection, only the portion of the funds that represent the portion of the subscription rejected will be returned to you without interest or deduction.

An investor acquiring a 5% or greater interest in our common stock could be required to obtain regulatory approval for its investment.

Any investor which will own 5% or more of our common stock following the offering could be required to provide information to the Federal Reserve Board prior to making its investment and could be required to enter into passivity commitments or, if it will own 10% or more of our common stock following the offering, to seek approval from the Federal Reserve for its investment under the Change in Bank Control Act or the Bank Holding Company Act.

Our officers, directors and director nominees own a large percentage of our common stock and their interests may conflict with those of our other shareholders.

We have 23 shareholders, that are officers, directors, director nominees and their affiliates, who collectively own or have the right to acquire within the next 60 days approximately 32% of our common stock as of March 27, 2013. As a result, these shareholders will be able to exercise significant influence on our business as shareholders, including influence over election of our board of directors and the authorization of other corporate actions, including acquisitions, requiring shareholder approval. This could prevent shareholders from receiving a premium for their shares, if one were offered by a potential acquirer. In deciding on how to vote on certain proposals, our shareholders should be aware that these significant shareholders may have interests that are different from, or in addition to, the interests of our other shareholders.

We are a holding company and depend on our Bank for dividends, distributions and other payments.

Substantially all of our activities are conducted through the Bank, and, consequently, as the parent company of the Bank, we receive substantially all of our revenue as dividends from the Bank. The Bank is currently prohibited from paying dividends to the Company without prior approval from the OCC. In addition, the Company is currently prohibited from paying any dividends without the prior approval of the Federal Reserve Bank of Richmond. There can be no assurances such approvals would be granted or with regard to how long these restrictions will remain in place. In the future, any declaration and payment of cash dividends will be subject to the board’s evaluation of the Company’s operating results, financial condition, future growth plans, general business and economic conditions, and tax and other relevant considerations. The payment of cash dividends by the Company in the future will also be subject to certain other legal and regulatory limitations (including the requirement that the Company’s capital be maintained at certain minimum levels) and ongoing review by the Company’s banking regulators.

We may raise additional capital, which could adversely affect the market price of our common stock.

We are not restricted from issuing additional shares of common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, common stock, or from issuing additional shares of common stock. We frequently evaluate opportunities to access the capital markets, taking into account our regulatory capital ratios, financial condition, and other relevant considerations. Subject to market conditions, we may take further actions to raise additional capital. Such actions could include, among other things, the issuance of additional shares of common stock or preferred stock in public or private transactions in order to increase our capital levels above the requirements for a “well capitalized” institution established by the federal bank regulatory agencies as well as other regulatory targets. These issuances would dilute ownership interests of our shareholders and could dilute the per share book value of our common stock. In addition, new investors could have rights, preferences, and privileges senior to our common stock, which may also adversely impact our current shareholders.

There is no public market for our shares.

There is currently no established market for our common stock, and we have no current plans to list our stock on NASDAQ or any other exchange. For these reasons, we do not expect a liquid market for our common stock to develop for several years, if at all.

The Company’s securities are not FDIC insured.

The Company’s securities, including the shares of common stock being offered hereby, are not savings or deposit accounts or other obligations of the Company and are not insured by the Deposit Insurance Fund, the FDIC, or any other governmental agency. These securities are subject to investment risk, including the possible loss of the entire investment.

USE OF PROCEEDS

Assuming we sell all 2,351,250 shares of common stock in the offering, we estimate that the net proceeds, after deducting related expenses, will be approximately $1.83 million. Because there is no minimum number of shares that must be sold in the offering, we can provide no assurance regarding the amount of capital we will actually raise in the offering. We expect to use the net proceeds from the offering for general corporate purposes, including to pay expenses related to future business opportunities. Future business opportunities are intended to include both traditional community banking services as well as opportunities in consumer finance, transaction processing services, digital payments and mobile banking. We would anticipate implementing most of these new opportunities through the Bank rather than the Company. However, under our consent order the Bank must obtain OCC approval to expand its existing business model and there can be no assurances that the Bank will receive OCC approval or be successful in implementing the steps necessary to expand its business model.

CAPITALIZATION

The following table sets forth our capitalization and certain capital ratios as of December 31, 2012, on an actual basis and on an as adjusted basis to reflect the sale of (i) 587,813 shares (25% participation), (ii) 1,175,625 shares (50% participation), and (iii) 2,351,250 shares (100% participation) of our common stock in the offering. Net proceeds in each of the offerings set forth below assume an offering price of $0.80 per share and offering expenses of approximately $55,000. There is no minimum number of shares that must be sold in the offering in order to accept subscriptions and close the offering, and thus we may sell less than 2,351,250 shares in this offering.

The following data should be read together with our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference into this prospectus.

	December 31, 2012
	Actual	As adjusted assuming 25% participation	As adjusted assuming 50% participation	As adjusted assuming 100% participation
	(dollars in thousands)
Shareholders’ Equity:(1)
Common stock, par value $0.01 per share; 100,000,000 shares authorized; 19,733,760 shares issued and outstanding at December 31, 2012	$197,338	$203,216	$209,094	$220,851
Additional paid-in capital	33,745,883	34,155,355	34,619,627	35,548,371
Accumulated other comprehensive income	8,033	8,033	8,033	8,033
Accumulated deficit	(13,391,748)	(13,391,748)	(13,391,748)	(13,391,748)
Total shareholders’ equity	$20,559,506	$20,974,856	$21,445,006	$22,385,507
Capital Ratios:
Equity to assets ratio (average year-to-date equity to average year-to-date assets) (2)	7.71%	8.05%	8.43%	9.19%
Leverage ratio	18.40%	18.77%	19.19%	20.03%
Tier 1 risk-based capital ratio	25.14%	25.65%	26.23%	27.38%
Total risk-based capital ratio	26.40%	26.91%	27.49%	28.64%

(1)	As of December 31, 2012, there were 19,733,760 shares of common stock outstanding, and we had (i) 337,500 shares of common stock subject to the issuance of outstanding warrants with an exercise price of $10.00 per share and an expiration date of May 16, 2015, and (ii) 473,505 shares of common stock subject to the issuance of outstanding options with a weighted-average exercise price of $2.75 per share.

(2)	Averages are calculated as if the private placement transaction was consummated at the beginning of the period for which averages are being computed.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is currently quoted on the OTCBB under the symbol “IEBS,” and we have a sponsoring broker-dealer to match buy and sell orders for our common stock. Although we are quoted on the OTCBB, the trading markets on the OTCBB lack the depth, liquidity, and orderliness necessary to maintain a liquid market. The OTCBB prices are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. We have no current plans to seek listing on any stock exchange, and we do not expect to qualify for listing on NASDAQ or any other exchange for at least several years.

Because there is currently no established public trading market in our common stock, and trading and quotations of our common stock have been limited and sporadic, we may not be aware of all prices at which our common stock has been traded. We have not determined whether the trades of which we are aware were the result of arm’s-length negotiations between the parties. Based on information available to us from a limited number of sellers and purchasers of common stock who have engaged in privately negotiated transactions of which we are aware, there were approximately 268,083 shares traded in 2012 ranging from $0.11 to $0.90. These trades occurred throughout the year.

As of March 29, 2013, there were 19,733,760 shares of common stock outstanding held by approximately 636 shareholders of record. We issued 2,085,010 shares of common stock at $10.00 per share in our initial public offering, which was completed in May 2005. On December 31, 2012, we consummated the Private Placement pursuant to which we issued 17,648,750 shares of our common stock at $0.80 per share for an aggregate purchase price of approximately $14.1 million.

We have not declared or paid any cash dividends on our common stock since our inception. For the foreseeable future, we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base. Our ability to pay dividends depends on the ability of the Bank to pay dividends to us. As a national bank, the Bank may only pay dividends out of its net profits, after deducting expenses, including losses and bad debts. In addition, the Bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the Bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Bank’s net profits to date for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. The OCC also has the authority under federal law to enjoin a national bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. Further, under the terms of the consent order, we were required to present a dividend policy to the OCC that permits the declaration of a dividend only when the Bank is in compliance with its approved capital plan, with the aforementioned restrictions, and upon receipt of no supervisory objection by the OCC. Currently, the Company also has to obtain the prior written approval of the Federal Reserve Bank of Richmond before declaring or paying any dividends.

DESCRIPTION OF OUR CAPITAL STOCK

General

The Company’s Articles of Incorporation authorize the issuance of capital stock consisting of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of March 29, 2013, we had issued and outstanding 19,733,760 shares of common stock held by 636 shareholders of record, and no shares of our preferred stock were issued and outstanding.

The description of our capital stock below is qualified in its entirety by reference to our Articles of Incorporation.

Common Stock

General. Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Voting Rights. Each share of common stock will entitle the holder thereof to one vote on all matters upon which shareholders have the right to vote. There are no cumulative voting rights.

In general, except as otherwise provided in our Articles of Incorporation, (i) amendments to our Articles of Incorporation must be approved by two-thirds of the votes entitled to be cast, regardless of voting group, and in addition by two-thirds of the votes entitled to be cast within each voting group entitled to vote separately thereon; and (ii) the dissolution of the Company must be approved by two-thirds of the votes entitled to be cast thereon.

Dividends. Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefore. Our ability to pay dividends will be dependent on our earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

No Preemptive or Conversion Rights. Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock and have no conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of our common stock are nonassessable and noncallable.

Liquidation Rights. In the event of our liquidation, dissolution, or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and distributions or provision for distributions to holders of any preferred stock that may be issued and outstanding having preference over common shares.

Certain Ownership Restrictions. The Company is a bank holding company. A holder of common stock (or group of holders acting in concert) that (i) directly or indirectly owns, controls or has the power to vote more than 5% of the total voting power of the Company, (ii) directly or indirectly owns, controls or has the power to vote 10% or more of any class of voting securities of the Company, (iii) directly or indirectly owns, controls or has the power to vote 25% or more of the total equity of the Company, or (iv) is otherwise deemed to “control” the Company under applicable regulatory standards may be subject to important restrictions, such as prior regulatory notice or approval requirements.

Preferred Stock

Our board of directors, without shareholder approval, is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable. The board of directors is also authorized to fix before the issuance thereof the designation, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Accordingly, our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock and, under certain circumstances, discourage an attempt by others to gain control of the Company.

The creation and issuance of any additional series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend on, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock.

Certain Protective Provisions

General. Our Articles of Incorporation and bylaws, as well as the South Carolina Business Corporation Act, contain certain provisions designed to enhance the ability of our board of directors to deal with attempts to acquire control of us. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors (including takeovers which certain shareholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a merger, tender offer or proxy contest, even though such transaction may be favorable to the interests of shareholders, and could potentially adversely affect the market price of our common stock.

The following briefly summarizes protective provisions that are contained in our Articles of Incorporation and bylaws and which are provided by the South Carolina Business Corporation Act. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions and is qualified in its entirety by reference to our Articles of Incorporation and bylaws and the statutory provisions contained in the South Carolina Business Corporation Act.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offering to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of us by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of the Company’s management.

Number and Qualifications of Directors. The articles and bylaws provide that the number of directors shall be fixed from time to time by resolution of the directors of the Company, but may not consist of fewer than five nor more than 25 members. The bylaws also provide that no individual who is or becomes a Business Competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity which the board of directors, after having such matter formally brought to its attention, determines to be in competition with us or any of our subsidiaries (any such individual, corporation, or other entity being a “Business Competitor”) shall be eligible to serve as a director if the board of directors determines that it would not be in our best interests for such individual to serve as a director. Any financial institution having branches or affiliates within Greenville County, South Carolina, is presumed to be a Business Competitor unless the board of directors determines otherwise.

Advance Notice Requirements for Shareholder Proposals. Our bylaws establish advance notice procedures with regard to shareholder proposals. These procedures provide that the shareholder generally must submit information regarding the proposal, together with the proposal, to our corporate secretary at least 30 days and not more than 60 days in advance of the annual meeting. Shareholders submitting proposals for inclusion in our proxy statement must comply with the proxy rules under the Exchange Act. We may reject a shareholder proposal that is not made in accordance with such procedures.

Certain Nomination Requirements. Pursuant to our bylaws, we have established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide us within a specified time prior to the meeting (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the Company if so elected. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on our board of directors.

Business Combinations with Interested Shareholders. The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a “business combination” (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation’s board of directors before the 10% shareholder’s share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions. A corporation may opt out of this statute pursuant to a provision in its articles of incorporation. Our Articles of Incorporation do not contain such a provision.

Factors to be Considered in Certain Transactions. Our Articles of Incorporation grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the Company and our shareholders, to take into account the interests of the employees, customers, suppliers, creditors, and other constituencies of the Company and its subsidiaries, the communities and geographical areas in which the Company and its subsidiaries operate or are located, and all other factors such directors consider pertinent, to the extent permitted by South Carolina law.

PLAN OF DISTRIBUTION

We will sell shares directly to the Shareholders through our executive officers and directors, each of whom performs substantial duties on our behalf other than in connection with this offering. We believe these officers and directors will not be deemed to be brokers or dealers under the Exchange Act due to Rule 3a4-1. None of these executive officers or directors will be separately compensated either directly or indirectly for his or her services in connection with this offering. We will, however, pay all of the expenses incident to the offering and sale of our shares. We will not compensate any brokers or sales agents in connection with this offering.

We are offering the shares to our existing shareholders who are residing in those states in which this offering is being made. This offering will terminate upon the earlier of the sale of all 2,351,250 shares of common stock or at 5:00 p.m., Eastern Standard time, on [•], 2013, unless we terminate it earlier or extend it up to an additional 30 days in our sole discretion.

We currently anticipate that, if our existing shareholders oversubscribe the offering, we will allocate shares of our common stock on a pro rata basis in accordance with the existing shareholders’ ownership in our Company. However, we reserve the right to allocate shares of our common stock according to other methods, including allocating shares on a “first come, first served” basis or any other method as we may determine to be appropriate under the circumstances as they may exist at the time, and to accept or reject subscriptions in whole or in part in our sole discretion. Once made, a subscription cannot be withdrawn by a subscriber without our consent. All funds received from subscriptions will be placed in a segregated non-interest bearing account at the Bank pending our acceptance of the associated subscriptions. We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of this offering. We will notify all subscribers within 10 business days after the earlier of the final expiration date or the sale of all of the shares being offered in this offering whether their subscriptions have been accepted. If the offering is not completed, or if any part of your subscription is not accepted, your funds will be returned, without interest, as soon as practicable.

We reserve the right, in our sole discretion, to accept or reject any subscription in whole or in part on or before the expiration date of this offering. We also reserve the right to permit Shareholders to purchase shares in the offering in another person’s name, provided it is done solely for estate planning purposes. We reserve the right, in our sole discretion, to not offer the shares in those states where existing shareholders or prospective purchasers reside, where compliance with the state’s securities laws would require that we register the shares for issuance under the state’s securities laws or where, in our sole discretion, compliance with those laws would be burdensome or otherwise would not be in our, or our shareholders’, best interests.

We will have the sole right to accept offers to purchase shares and may reject any proposed purchase of shares in whole or in part. We reserve the right to withdraw, cancel, modify, or terminate the offering of the shares at any time without notice. For more information on the distribution of our shares, see “Prospectus Summary — The Offering” beginning on page 4 of this prospectus.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

Our consolidated balance sheets as of December 31, 2012 and December 31, 2011 and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended appearing in our Annual Report on Form 10-K for the year ended December 31, 2012 have been incorporated by reference herein in reliance upon the report of Elliott Davis, LLC, independent registered public accounting firm, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement for the securities on Form S-1 under the Securities Act. This prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement.

You may inspect and copy the registration statement at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 upon payment of certain prescribed fees. You may obtain information on the operation of the SEC’s public reference facilities by calling the SEC at 1-800-SEC-0330. You may also access the registration statement electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system at the SEC’s website located at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 28, 2013;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2013; and

•	Our Current Reports on Form 8-K, filed with the SEC on January 7, 2013, March 5, 2013 and April 1, 2013.

A description of our capital stock can be found herein under “Description of Capital Stock.”

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Written requests for copies should be directed to Attn: Martha L. Long, Independence Bancshares, Inc., 500 East Washington Street, Greenville, South Carolina, 29601. Telephone requests for copies should be directed to Martha L. Long at (864) 672-1776.

We maintain an Internet website at www. independencenb.com where the incorporated reports listed above can be accessed. Neither this website nor the information on this website is included or incorporated in, or is a part of, this prospectus.

2,351,250 Shares

Common Stock

PROSPECTUS

The date of this prospectus is [•], 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant in connection with this offering. All amounts shown are estimates except for the SEC registration fee.

SEC Registration Fees	$257.00
Blue Sky Fees	5,000.00	*
Accounting Fees and Expenses	5,000.00	*
Legal Fees and Expenses	40,000.00	*
Miscellaneous	5,000.00	*
Total	$55,257.00

*	Estimates

Item 14. Indemnification of Directors and Officers.

Under our Bylaws, each of our directors has the right to be indemnified by us to the maximum extent permitted by law against (i) reasonable expenses incurred in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding seeking to hold the director liable by reason of his or her actions in such capacity and (ii) reasonable payments made by the director in satisfaction of any judgment, money decree, fine, penalty or settlement for which he or she became liable in such action, suit or proceeding. This right to indemnification includes the right to the advancement of reasonable expenses by us, to the maximum extent permitted by law. Under our Bylaws, each of our officers who are not directors is entitled to the same indemnification rights, including the right to the advancement of reasonable expenses, which are provided to our directors.

Pursuant to the Business Corporation Act, a South Carolina corporation has the power to indemnify its directors and officers provided that they act in good faith and reasonably believe that their conduct was lawful and in the corporate interest (or not opposed thereto), as set forth in the Business Corporation Act. Under the Business Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer, against reasonable expenses incurred by the director or officer in connection with the proceeding. Our Articles of Incorporation do not contain any such limitations. The Business Corporation Act permits a corporation to pay for or reimburse reasonable expenses in advance of final disposition of an action, suit or proceeding only upon (i) the director’s certification that he or she acted in good faith and in the corporate interest (or not opposed thereto), (ii) the director furnishing a written undertaking to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Business Corporation Act.

Under our Articles of Incorporation, no director will be liable to us or our shareholders for monetary damages for breach of his or her fiduciary duty as a director, to the maximum extent permitted by law.

The Business Corporation Act also empowers a corporation to provide insurance for directors and officers against liability arising out of their positions, even though the insurance coverage may be broader than the corporation’s power to indemnify. We maintain directors’ and officers’ liability insurance for the benefit of our directors and officers.

Item 15. Recent Sales of Unregistered Securities.

On December 31, 2012, we issued 17,648,750 shares of common stock to certain accredited investors, including members of the Company’s board of directors, for cash proceeds of approximately $14.1 million, at a price of $0.80 per share. In connection with the Private Placement, the Company paid Hovde Securities, LLC, a FINRA registered broker-dealer, a sales commission of approximately $532,000. The issuance of the shares of common stock in the Private Placement was not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

(b)	Financial Statements Schedules.

The financial statement schedules have been provided in the consolidated financial statements or notes thereto, which are incorporated herein by reference to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 28, 2013.

Item 17. Undertakings.

The registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greenville, State of South Carolina, on April 15, 2013.

INDEPENDENCE BANCSHARES, INC. (Registrant)

By:	/s/ Gordon A. Baird
Gordon A. Baird Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on the 15th day of April, 2013.

Signature	Title

/s/ Gordon A. Baird	Chief Executive Officer and Director
Gordon A. Baird	(Principal Executive Officer)

/s/ Martha L. Long	Chief Financial Officer of the Bank
Martha L. Long	(Principal Financial and Accounting Officer)

/s/ H. Neel Hipp, Jr.*	Director
H. Neel Hipp, Jr.	Chairman of the Board

/s/ Billy J. Coleman*	Director
Billy J. Coleman

/s/ A. Alexander McLean, III*	Director
A. Alexander McLean, III

/s/ Charles D. Walters*	Director
Charles D. Walters

/s/ John W. Burnett Sr.*	Director
John W. Burnett Sr.

/s/ Jose De Ocampo*	Director
Jose De Ocampo

/s/ William R. Mathis Sr.*	Director
William R. Mathis Sr.

/s/ Lawrence R. Miller*	Director
Lawrence R. Miller

/s/ Sudhirkumar C. Patel*	Director
Sudhirkumar C. Patel

Signature	Title

/s/ Donald H. Rex Jr.*	Director
Donald H. Rex Jr.

/s/ Roger W. Walters*	Director
Roger W. Walters

/s/ Robert M. Austell*	Director
Robert M. Austell

/s/ Vivian A. Wong*	Director
Vivian A. Wong

*By: /s/ Gordon A. Baird
Gordon A. Baird Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Form SB-2, File No. 333-121485, filed on December 21, 2004).
3.2	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on August 15, 2011).
3.3	Amended and Restated Bylaws dated March 5, 2012 (incorporated by reference to Exhibit 3.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011).
4.1	Form of certificate of common stock (incorporated by reference to Exhibit 4.2 of the Company’s Form SB-2, File No. 333-121485).
5.1	Legal Opinion of Nelson Mullins Riley & Scarborough LLP.**
10.1
Amended and Restated Employment Agreement between Independence Bancshares, Inc. and Lawrence R. Miller dated December 10, 2008 (incorporated by reference to Exhibit 10.11 of the Company’s Form 10-K for the fiscal year ended December 31, 2008).*

10.2	Form of Stock Warrant Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Form SB-2, File No. 333-121485).*
10.3	Independence Bancshares, Inc. 2005 Stock Incentive Plan and Form of Option Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Form 10-QSB for the period ended June 30, 2005). *
10.4	Stock Warrant Agreement between Lawrence R. Miller and the Company dated May 16, 2005 (incorporated by reference to Exhibit 10.2 of the Company’s Form 10-QSB for the period ended June 30, 2005).*
10.5	Amendment No. 1 to the Independence Bancshares, Inc. 2005 Stock Incentive Plan (incorporated by reference to the Company’s Form 10-Q for the period ended September 30, 2008).*
10.6
Consent Order by and between Independence National Bank and the Comptroller of the Currency dated November 14, 2011 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on November 18, 2011).

10.7	Form of Subscription Agreement dated as of December 31, 2012 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on January 7, 2013).
10.8	Form of Registration Rights Agreement dated as of December 31, 2012 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on January 7, 2013).
10.9
Amendment to the Amended and Restated Employment Agreement between Independence Bancshares, Inc. and Lawrence R. Miller (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on January 7, 2013).*

10.10	Amendment No. 2 to the Independence Bancshares, Inc. 2005 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on March 5, 2013).*
10.11	Independence Bancshares, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on March 5, 2013).*
10.12	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on March 5, 2013).*
10.13	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed on March 5, 2013).*

10.14	Employment Agreement between Independence Bancshares, Inc. and Gordon A. Baird dated March 27, 2013 (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 1, 2013).*
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012).
23.1	Consent of Elliott Davis, LLC.
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).**
23.3	Consent of Alvin G. Hageman.
23.4	Consent of John B. Helmers.
23.5	Consent of Keith Stock.
23.6	Consent of Robert B. Willumstad.
24.1	Power of Attorney.**
99.1	Form of Subscription Agreement.**
99.2	Form of Notice to Shareholders other than Nominees.**
99.3	Form of Notice to Shareholders who are Acting as Nominees.**

*	Management contract or compensatory plan or arrangement.

**	Previously filed.